Exhibit 99.1

Monaco Coach Corporation Signs Asset Sale Agreement With Unit of Navistar, Inc.

COBURG, Ore., April 24 /PRNewswire-FirstCall/ -- Monaco Coach Corporation (Pink Sheets: MCOAQ) is pleased to announce that the Company has signed a definitive agreement to sell substantially all of the Company’s RV manufacturing assets to a unit of Navistar, Inc. for approximately $52 million.  The Board of Directors of Monaco Coach Corporation has unanimously approved the transaction.

The closing of the proposed transaction is scheduled to occur no later than June 1, 2009, subject to certain closing conditions and completion of the bankruptcy court approval process, including the auction process and the entry of a final non-appealable sale order of the bankruptcy court pursuant to Section 363 of Title 11 authorizing the transfer of the purchased assets to Navistar.  Monaco filed for Chapter 11 bankruptcy relief on March 5, 2009 in Delaware.

The transaction includes certain manufacturing facilities located in Indiana and Oregon.  In addition, Navistar will acquire all brands, intellectual property, inventories and equipment relating to Monaco’s motorized and towable recreational vehicle segments.

Excluded from the transaction are the Motorhome Resorts segment, the Roadmaster Cargo Trailer business and several industrial properties.  Monaco continues to work with other interested parties regarding the acquisition of its Motorhome Resorts segment and other assets held for sale.

"We are excited to move forward with the tremendous resources of Navistar, Inc. supporting our great products.  Everyone at the Company is ready and committed to again build the highest quality RVs in the industry, offer the best customer support and bring jobs back into the communities in which we operate.  We appreciate the patience of our employees, dealers, suppliers and RV owners as we navigated through this challenging environment," stated Kay Toolson, Chairman and CEO of Monaco Coach Corporation.

Navistar, with nearly $15 billion in annual sales, is a leading global manufacturer of commercial vehicles, military vehicles, diesel engines and related parts and services.

Monaco cautions that it presently appears there will be no proceeds ultimately available to the Company from this transaction and other potential asset sales sufficient, after payments to creditors, to result in any distribution to the shareholders of Monaco.

About Monaco Coach Corporation:
Monaco Coach Corporation, a leading national manufacturer of motorized and towable recreational vehicles, is ranked as the number one producer of diesel-powered motorhomes. Dedicated to quality and service, Monaco Coach is a leader in innovative RVs designed to meet the needs of a broad range of customers with varied interests and offers products that appeal to RVers across generations.

Headquartered in Coburg, Oregon, with manufacturing facilities in Oregon and Indiana, the Company offers a variety of RVs, from entry-level priced towables to custom-made luxury models under the Monaco, Holiday Rambler, Safari, Beaver, McKenzie and R-Vision brand names. The Company operates motorhome-only resorts in California, Florida, Nevada and Michigan.

Monaco Coach Corporation is listed on the Pink Sheets under the symbol “MCOAQ”

Safe Harbor Statement:
This press release contains or may contain forward-looking statements, including without limitation statements regarding (i) obtaining approval of the transaction by the bankruptcy court, (ii) closing of the transaction and (iii) the timing of these events. These forward-looking statements are subject to various risks and uncertainties, including without limitation (i) the satisfaction of conditions to closing contained in the asset purchase agreement, (ii) the continued ability of Monaco to obtain interim debtor-in-possession financing sufficient to allow the Company to complete the transaction, (iii) the possible entry of a third party bidder into the bankruptcy process and (iv) the refusal of the bankruptcy court to approve the sale, together with those items more fully described in Monaco's filings with the Securities and Exchange Commission.

The Company assumes no obligation to update these forward-looking statements to reflect actual results, changes in risks, uncertainties or assumptions underlying or affecting such statements, or for prospective events that may have a retroactive effect.

CONTACT:
Craig Wanichek of Monaco Coach Corporation
541-681-8029
craig.wanichek@monacocoach.com